Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between Unify Corporation, a Delaware corporation (the “Company”) and Kurt Garbe, an individual (“Director”).

WHEREAS, Director is a member of the Unify Board of Directors;

WHEREAS, the Company and Director have agreed to terminate the directorship relationship;

WHEREAS, Director desires to release the Company, and the Company desires to release Director, from any claims arising from or related to the relationship, the entering into the relationship, and the termination of the relationship;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Director (collectively referred to as the “Parties”) hereby agree as follows:

1.                                         Separation.  Director agrees to resign from his position on the Company’s Board of Directors effective as of the date of the resignation letter referred to in the next sentence (the “Separation Date”).  Director will provide to the Board of Directors a formal resignation letter in the form attached hereto as Exhibit A.

2.                                         Consideration.  The Company agrees to grant Director a restricted stock grant equivalent of ten thousand dollars ($10,000) worth of restricted stock based on the fair market value of the stock at close on the Separation Date. Said grant will be made under the Company’s Director Stock Plan and will be effective immediately prior to the effective date of the resignation.  Share certificates with respect to this grant will be delivered within ten days of the Separation Date.   Additionally, the Company agrees to accelerate and fully vest the remaining unvested options shares and extend the exercise period for the Director’s Stock Option Grants 3531 & 3579 for a period of 24 months from the Separation Date.  Except as mentioned in the previous sentence the terms of Director’s options shall remain in full force and effect.

3.                                         Confidential Information.  Director shall continue to maintain the confidentiality of all confidential and proprietary information of the Company pursuant to the terms of the confidentiality agreement between Director and the Company.

4.                                         Release of Claims.  Director acknowledges, as set forth above, that the Company has already paid all amounts and benefits due to director and agrees that the foregoing consideration represents additional consideration over and above any obligations previously owed to Director by the Company. Director, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully, finally and forever releases the Company and its officers, directors, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and their respective assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date.  The Company, on behalf of itself and its agents and assigns, hereby fully, finally and forever releases Director and his respective heirs, family members, executors and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date.  Claims released by the parties hereunder include, without limitation:

(a)                                 any and all claims relating to or arising from Director’s relationship with the Company, the entering into the relationship and the termination of that relationship;

(b)                                any and all claims relating to, or arising from, Director’s right to purchase, or actual purchase of shares of stock of the Company or options or other securities exercisable for shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                 any and all claims for wrongful discharge of directorship; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)                                any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

(e)                                 any and all claims for violation of the federal, or any state, constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)                                any and all claims for attorneys’ fees and costs.

The Company and Director agree that the release set forth in this section shall be and will remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

5.                                         Acknowledgment of Waiver of Claims under ADEA.  Director acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment

Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Director and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Director acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Director was already entitled. Director further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by Director to revoke the Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective with regard to ADEA claims until the revocation period has expired.  Director also acknowledges that his right to revoke acceptance of this Agreement ends after the seventh day following his execution of this Agreement and he shall have no further right to revoke his acceptance of this Agreement after such date.

6.                                       Civil Code Section 1542.  The parties represent that they are not aware of any current claims.  The parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Director and the Company, each being aware of said code section, each agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7.                                       No Pending or Future Lawsuits.  Director represents that there are no lawsuits, claims, or actions pending in his name, or on his behalf, against the Company or any other person or entity released herein.  Director also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company, its subsidiaries, or any successor, or any other person or entity referred to herein.  The Company represents that there are no lawsuits, claims, or actions pending in its name, or on its behalf, against Director or any other person or entity released herein.  The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Director or any other person or entity referred to herein.

8.                                       Non-Solicitation.  Director acknowledges and agrees that for a period of twelve (12) months after the Effective Date he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for him/herself or for any other person or entity.

9.                                       Company Property.  Director agrees to refrain, either directly or indirectly, from entry onto Company premises and to make no contact with Company equipment, including, but not limited to, computer systems, hardware and software.  In addition, Director agrees to return or delete all Company software on personal computer systems and not to utilize or access any Company resources, systems, equipment, networks, services or data.  Director acknowledges and agrees that he shall not, either directly or indirectly, perform or undertake any actions that could disrupt or cause disruption of any Company resources, systems, equipment, networks, services, or data and shall not contact any Company customers or access or utilize any customer data or proprietary information.  Further, Director agrees to return any Company equipment, including, but not limited to, computers, cell phones, keys and card keys and all Company-related documents (including any and all copies thereof), manuals and other similar information and records within one month of the Separation Date (as defined in Section 1).

10.                                 Intentionally omitted.

11.                                   Non-Disparagement.  Director agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. The Company agrees to refrain from any defamation, libel or slander of Director and his heirs, family and successors and assigns or tortious interference with the contracts and relationships of Director and his heirs, family and successors and assigns.

12.                                   No Cooperation.  Director agrees he will not act in any manner that might damage the business of the Company.  Director will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, agent, representative, stockholder or attorney of the Company, unless under a subpoena or court order to do so.

13.                                   Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any consideration for this Agreement to Director under the terms of this Agreement.  Director agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.  Director further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Director’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

14.                                   No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Parties, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either party of any fault or liability whatsoever to the other Party or to any third party.

15.                             Dispute Resolution.  The Parties agree that any and all disputes arising out of this Agreement, or its breach, which the Director and Company have not resolved within fifteen (15) days after written notice by one Party to the other, specifying in reasonable detail the nature of the receiving Party’s alleged breach thereof, will be finally settled by binding arbitration in Sacramento, California, in accordance with the rules of the American Arbitration Association (AAA) then in force, by one AAA arbitrator appointed in accordance with such rules.  The arbitrator will apply California law without regard to rules of conflict of laws or rules of statutory arbitration, to the resolution of any such dispute.  The award of the arbitrator will be final and binding upon Director and the Company, and judgment upon the award may be entered in any court having jurisdiction.  Director and the Company acknowledge that a breach or threatened breach by either Director or the Company of the other Party’s proprietary rights or rights to confidentiality under this Agreement will cause irreparable injury to the other Party, for which there are inadequate remedies at law.  Therefore, the Party whose proprietary rights or rights of confidentiality are breached may seek equitable relief from any court of competent jurisdiction, in addition to all other remedies provided by this Agreement or available at law.

16.                                   Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Director represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Director warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.                                   No Representations.  Director represents that he has consulted with an attorney to the extent he has desired, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

18.                                   Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remainder Agreement shall continue in full force and effect without said provision.

19.                                   Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Director concerning Director’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Director’s relationship with the Company and his compensation by the Company.

20.                                   No Oral Modification.  This Agreement may only be amended in writing signed by Director and the President of the Company.

21.                                   Governing Law.  This Agreement shall be governed by the laws of the State of California.

22.                                   Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation and execution of this Agreement.

23.                                   Intentionally omitted.

24.                                   Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.                                   Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a)                                 They have read this Agreement;

(b)                                They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                 They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                                They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below.

COMPANY		DIRECTOR

By:	/s/ Todd Wille	/s/ Kurt Garbe

Name:	Todd Wille	Dated:	May 9, 2005

Title:	CEO & President

Dated:	May 9, 2005

EXHIBIT A

RESIGNATION LETTER

To:  Unify Corporation Board of Directors

I, Kurt Garbe, do hereby resign as a member of the Board of Directors of Unify Corporation effective as of the date hereof.  I have had no disagreement with Unify Corporation on any matter relating to Unify Corporation’s policies or practices.

/s/ Kurt Garbe

Kurt Garbe

Date:	May 9, 2005